Exhibit 10.10

POKERTEK INC.

KEY EMPLOYEE AGREEMENT

for

Mr. Christopher Daniels

THIS KEY EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 15th day of July, 2004, by and between Christopher Daniels (“Executive”) and POKERTEK INC. (the “Company”).

The Company desires to compensate Executive for his personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Effective Date. The effective date of this Agreement shall be July 15, 2004. Unless terminated sooner pursuant to Section 6, this Agreement shall end four (4) years from the effective date.

1.2 Position. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and Executive hereby accepts such employment. During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

1.3 Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title and as assigned to the Executive by the Company’s Manager. The Company’s Manager may re-assign the Executive to another senior management position at any time.

1.4 Other Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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2. COMPENSATION.

2.1 Salary.

(a) Executive shall receive for services an annualized base salary of $105,000 per annum (the “Base Salary”), subject to standard federal and state withholding requirements, payable in accordance with the Company’s standard payroll practices.

(b) The Company may reduce the amount of the Base Salary in connection with a general reduction of salary applicable to all employees of the Company that has been approved by the Company’s Members (“General Reduction”); provided, however, that (i) in no case shall the Base Salary be reduced in a single General Reduction or series of General Reductions by more than an aggregate of twenty percent (20%) of the Base Salary; (ii) in no case shall the Base Salary be reduced for more than six months; and (iii) any and all severance payments made to Executive in accordance with Sections 6 shall be based on the Executive’s original Base Salary without giving effect to any General Reductions.

(c) Executive shall receive stock grant of 75,000 options equal to 1% of the Shares Outstanding at $.01 FMV per share, which vest 25% upon employment and 12.5% every quarter thereafter.

(d) Executive shall received a stock grant for a minimum 75,000 (1%) stock grant at $.01 FMV per share contingent on meeting goals from Management by Objective program, which will be established by the Manager.

(e) Executive shall receive all health insurance, dental, life, and 401K benefits paid for by the Company.

(f) Executive shall have the right to purchase 37,500 shares equal to .5% of the Outstanding Shares during the Private Placement.

(g) Executive shall have right to participate in participate in the Executive Non Qualified Deferred Compensation Plan and in the Section 125 Medical Reimbursement and Child Care Plan.

2.2 Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its senior officers generally. Executive shall be entitled to all holidays provided by the Company to its senior officers generally and three weeks (3) vacation time provided by the Company to its senior officers generally. For purposes of this Section, “provided by the Company to its senior officers generally” shall mean benefits provided as a policy to all or most members of senior management and shall not include a specific benefit negotiated by one or more executives as an inducement to join the Company in a senior officer position.

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2.3 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard reimbursement policy.

3. PROPRIETARY INFORMATION, INVENTIONS, AND NON-COMPETITION OBLIGATIONS.

3.1 Agreement. Executive agrees to execute and abide by the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

4. OUTSIDE ACTIVITIES.

4.1 Other Employment/Enterprise. Except with the prior written consent of the Company’s Manager, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2 Conflicting Interests. Except as permitted by Section 4.3, while employed by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3 Competing Enterprises. While employed by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an employee, officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5. FORMER EMPLOYMENT.

5.1 No Conflict With Existing Obligations. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

5.2 No Disclosure of Confidential Information. If, in spite of the second sentence of Section 5.1, Executive should find that confidential information belonging to any former employer might be usable in connection with the Company’s business, Executive will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of Executive’s former employers (except in accordance with

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agreements between the Company and any such former employer); but during Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment with the Company is at-will. The provisions of Sections 6.1 through 6.7 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination Without Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time without Cause by giving notice as described in Section 6.7 of this Agreement.

(a) In the event Executive’s employment is terminated by the Company without Cause for a reason other than death, disability or cessation of the Company’s business pursuant to Section 6.6 below, the Company shall continue to pay Executive his then-existing base salary, less applicable withholding and deductions for (6) months as detailed herein from the effective date of termination as severance pay if Executive executes a general release with language acceptable to the Company on or before the effective date of termination.

(b) In the event the Executive is terminated for a qualified change in control of the Company, or any relocation without Executive’s consent to an office of the Company located more than seventy-five (75) miles from the city limits of Charlotte, North Carolina, Executive will receive Twelve (12) months of the base salary along with fully paid benefits.

(c) Executive shall not receive severance pay unless and until the above-referenced release becomes effective, and can no longer be revoked under its terms.

6.2 Termination for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

(b) “Cause” for termination shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) continued gross neglect by Executive in fulfilling his duties as set forth in this Agreement that has not been cured within thirty (30) days after written notice from the Company of such gross neglect; (iv) intentional and material damage to the Company’s property; (v) material breach of this Agreement that has not been cured within thirty (30) days after written notice from the Company of such breach; provided that in the case of breach that are incapable of being cured, no such cure period shall apply, or (vi) material breach of the Proprietary Information Agreement.

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(c) In the event Executive’s employment is terminated at any time with Cause, he will not receive severance pay or any other such compensation.

6.3 Resignation by the Executive for Good Reason. Executive may resign his employment for Good Reason (as defined below) by giving notice as described in Section 6.7 of this Agreement.

(a) “Good Reason” means (i) a reduction in Executive’s current base salary without his consent (but shall not include any reduction or non-payment of a bonus), unless such a reduction occurs as part of a General Reduction; (ii) the Company’s breach of a material term of this Agreement. Notwithstanding the above, Executive must provide written notice to the Company of any event or act that he claims constitutes Good Reason, and the Company shall have a period of thirty (30) days after provision of such notice to cure the basis for such Good Reason.

(b) In the event of Executive’s resignation for Good Reason, the Company shall continue to pay Executive the Base Salary, less applicable deductions and withholdings, for a period of (6) months from the effective date of termination as severance pay if Executive executes a general release of legal claims against the Company and its representatives with language acceptable to the Company no later than ten (10) days after the date of termination. Under such circumstances, Company shall reimburse Executive the amount of any COBRA payments during such period.

(c) If Executive terminates employment for any reason other than those listed above, the termination will not be for Good Reason and Executive will not be entitled to severance pay or any other such compensation.

6.4 Voluntary or Mutual Termination.

(a) Executive may voluntarily terminate his employment with the Company at any time by giving notice as described in Section 6.7.

(b) In the event Executive voluntarily terminates his employment for other than a Good Reason, he will not receive severance pay or any other such compensation.

6.5 Termination for Inability to Regularly Perform Duties.

(a) Company may terminate Executive in the event of Executive’s death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period.

(b) The determination regarding whether Executive is physically unable regularly to perform his duties under (a) above shall be made by the Company.

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Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that Executive is unable to perform such duties.

6.6 Dissolution, Liquidation or Insolvency of the Company.

Notwithstanding the above, in the event Executive’s employment is terminated by the Company in connection with or as a result of the liquidation, dissolution, insolvency or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, the Company shall have no obligation to provide severance or further financial consideration to Executive except for any reasonable expense reimbursements or base salary that Executive has accrued and earned at the time of such termination.

6.7 Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(a) thirty (30) days after Executive, for any reason, gives written notice to the Company of his termination;

(b) thirty (30) days after the Company, for any reason other than Cause, gives written notice to Executive of his termination;

(c) immediately upon the Company giving written notice to Executive of his termination for Cause or as a result of an event listed in Section 6.6 above; and

(d) the expiration of the term of this Agreement.

Executive will receive compensation through the thirty (30) day notice period in the event of termination for any reason. However, the Company reserves the right to require that Executive not perform any services or report to work during the thirty (30) day notice period.

7. RELEASE. Upon the termination of Executive’s employment, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the “Release”), as a condition of receipt of any severance benefits provided under Section 6 of this Agreement.

8. GENERAL PROVISIONS.

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by hand, telecopier, or telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed,

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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supercedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Attorneys’ Fees. If the Company brings any action to enforce its rights hereunder, it shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action should it prevail in the action.

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8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina. Executive expressly consents to the jurisdiction of the state and federal courts for Mecklenburg County, North Carolina, for all actions arising out of or relating to this Agreement.

8.10 Right to Counsel. Executive acknowledges that he has had the opportunity to retain independent legal counsel to represent the Executive in connection with the review and preparation of this Agreement and that Morris Manning and Martin LLP, the Company’s outside special counsel, has not represented the Executive in connection with the review and preparation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

POKERTEK INC.

/s/ Lou White
Lou White
Manager and President
Date: July 12, 2004

Accepted and agreed this 15th day of July, 2004.

EXECUTIVE

/s/ Christopher Daniels
Christopher Daniels

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